VILLAGE SUPER MARKET, INC.
                    EXECUTIVE OFFICES
                   733 Mountain Avenue
               Springfield, New Jersey 07081
                 Phone:  (973) 467-2200
                  Fax:  (973) 467-6582




                VILLAGE SUPER MARKET, INC.
               DECLARES INCREASED DIVIDEND


Contact:    Kevin Begley, CFO
            (973) 467-2200, Ext. 220


     Springfield, New Jersey - June 16, 2006 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) declared a quarterly cash dividend of $.25 per Class A common share and $.163 per Class B Common share. These dividends represent a 19% increase from the prior dividend. These dividends will be payable on July 27, 2006 to shareholders of record at the close of business on June 30, 2006.

     Village Super Market operates a chain of 23 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.